Exhibit 99.3

SONICWALL, INC.
NOTICE OF STOCK OPTION ASSUMPTION

As you are likely aware, on July 10, 2007, (the “Closing Date”) SonicWALL, Inc. (“SonicWALL”) completed its acquisition (the “Acquisition”) of your employer, Aventail Corporation (“Aventail”), pursuant to an Agreement and Plan of Merger by and among SonicWALL, Avalon Acquisition Corp. and Aventail, dated as of June 12, 2007, as amended (the “Merger Agreement”).  Based on our records, on the Closing Date you held an outstanding option (the “Aventail Option”) to acquire shares of Aventail Series E Preferred Stock granted to you under Aventail’s 2007 Equity Incentive Plan (the “Plan”).  Pursuant to the Merger Agreement, on the Closing Date, SonicWALL assumed all obligations of Aventail under your Aventail Option and your Aventail Option became an option to purchase SonicWALL common stock.

In accordance with the terms of the Merger Agreement, your assumed Aventail Option was subject to an adjustment using a ratio of approximately 0.042 (the “New Company Option Exchange Ratio”), which ratio is intended to:  (i) assure that the total spread of your assumed Aventail Option (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition; and (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition.  If applicable, and to the extent allowable by law, the adjustment is also intended to retain “incentive stock option” status under U.S. tax laws.  The number of shares of SonicWALL common stock subject to your assumed Aventail Option was determined by multiplying the New Company Option Exchange Ratio by the number of shares subject to your assumed Aventail Option on the Closing Date and rounding the resulting product down to the next whole number of shares of SonicWALL common stock.  The exercise price per share of your assumed Aventail Option was determined by dividing the exercise price per share of your assumed Aventail Option by the New Company Option Exchange Ratio and rounding the resulting quotient up to the next whole cent.

Please note that based on the New Company Option Exchange Ratio, the exercise price of your assumed Aventail Option (which previously was $0.358 per share of Aventail Series E Preferred Stock) is now $8.44 per share of SonicWALL common stock.  For example, if you previously held an option to purchase 1,000 shares of Aventail Series E Preferred Stock, based upon the New Company Option Exchange Ratio, your assumed Aventail Option is now exercisable for approximately 42 shares of SonicWALL common Stock.  Similarly, if you previously held an option to purchase 5,000 shares of Aventail Series E Preferred Stock, based upon the New Company Option Exchange Ratio, your assumed Aventail Option is now exercisable for approximately 212 shares of SonicWALL common Stock.

We are pleased to inform you that based upon the formula set forth above, you now have options to purchase [insert applicable number of shares] shares of common stock of SonicWALL.

The vesting schedule and expiration date of your assumed Aventail Option remains the same and are as set forth in the option agreement evidencing your assumed Aventail Option, provided, however, that the number of shares subject to each vesting installment and the exercise price per share have been adjusted to reflect the effect of the Acquisition and the New Company Option Exchange Ratio (as discussed above).  Upon termination of your employment, you will have the applicable limited post-termination exercise period specified in your option agreement for your assumed Aventail Option to the extent vested and outstanding at the time of termination, after which time your assumed Aventail Option will expire and NOT be exercisable for SonicWALL common stock.

As soon as reasonably practicable, you will be receiving a prospectus providing more information on your assumed Aventail Option which you should carefully review before any exercise of your assumed Aventail Option.

AS PART OF ITS CORPORATE GOVERNANCE OBLIGATIONS AS A PUBLICLY TRADED COMPANY, SONICWALL HAS ENACTED AN INSIDER TRADING POLICY WHICH PROHIBITS TRADING IN THE STOCK OF THE COMPANY DURING SPECIFIED TIME PERIODS. THAT POLICY IS AVAILABLE ON OUR INTERNAL WEB SITE UNDER THE TAB “CORPORATE GOVERNANCE” AND YOU ARE ENCOURAGED TO READ AND UNDERSTAND THE REQUIREMENTS OF THE POLICY. EACH EMPLOYEE OF SONICWALL HAS AN OBLIGATION TO COMPLY WITH THIS POLICY.